                                                                   EXHIBIT 10.17








                               OPERATING AGREEMENT
                                       OF
                            HEART HOSPITAL OF BK, LLC
                   A NORTH CAROLINA LIMITED LIABILITY COMPANY
                                  AS AMENDED BY
                       FIRST AMENDMENT DATED JULY 11, 1996

                                TABLE OF CONTENTS
                                     TO THE
                               OPERATING AGREEMENT
                                       OF
                            HEART HOSPITAL OF BK, LLC
                   A North Carolina Limited Liability Company



ARTICLE I  DEFINITIONS............................................................................................2


ARTICLE II  FORMATION AND AGREEMENT OF LIMITED LIABILITY COMPANY..................................................2


   Section 2.1.   Company Formation; Effective Date...............................................................2

   Section 2.2.   Name of Company.................................................................................2

   Section 2.3.   Purposes and Investment Objectives..............................................................2

   Section 2.4.   Registered Agent and Office; Principal Place of Business........................................3

   Section 2.5.   Commencement and Term...........................................................................3

ARTICLE III  MEMBERS AND CAPITAL CONTRIBUTIONS....................................................................4


   Section 3.1.   Contributions of Members........................................................................4

   Section 3.2.   Liability of Members - For Capital..............................................................4

   Section 3.3.   Members' Accounts and Withdrawals...............................................................4

   Section 3.4.   Interest on Capital Contributions or Capital Accounts...........................................4

   Section 3.5.   Additional Funding..............................................................................5

ARTICLE IV  NAMES AND ADDRESSES OF MEMBERS........................................................................5


ARTICLE V  MANAGEMENT OF THE COMPANY..............................................................................6


   Section 5.1.   General Authority and Powers of Managers........................................................6

   Section 5.2.   Management of Day-to-Day Operations............................................................10

   Section 5.3.   Restrictions on Authority of the Managers......................................................13

   Section 5.4.   Duties of the Managers.........................................................................14

   Section 5.5.   Delegation by the Managers.....................................................................15

   Section 5.6.   Right to Rely Upon the Authority of the Managers...............................................15

   Section 5.7.   Company Expenses...............................................................................15

   Section 5.8.   No Management by Members.......................................................................17

   Section 5.9.   Consent by Members to Exercise of Certain Rights and Powers by Managers........................17

                                       i

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
   Section 5.10.     Other Business of Members...................................................................17

   Section 5.11.     Managers' Standard of Care..................................................................19

   Section 5.12.     Limitation of Liability.....................................................................19

   Section 5.13.     Indemnification of the Managers.............................................................20

   Section 5.14.     Election and Replacement of Investor Manager................................................20

   Section 5.15      Role of Investor Manager....................................................................20

   Section 5.16.     Purchase of Goods and Services from HHBF....................................................20

ARTICLE VI  DISTRIBUTIONS AND ALLOCATIONS........................................................................21


   Section 6.1.   Distributions of Cash Flow from Operations and Cash from Sales or Refinancing..................21

   Section 6.2.   Profits........................................................................................21

   Section 6.4.   Code Section 704(c) Tax Allocations............................................................21

   Section 6.5.   Miscellaneous..................................................................................22

ARTICLE VII  DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS...............................................23


   Section 7.1.   No Termination by Certain Acts of Member.......................................................23

   Section 7.2.   Dissolution....................................................................................23

   Section 7.3.   Dissolution and Final Liquidation..............................................................24

   Section 7.4.   Termination....................................................................................25

   Section 7.5.   Payment in Cash................................................................................25

   Section 7.6.   Goodwill and Trade Name........................................................................25

   Section 7.7.   Termination of Noncompetition Covenants........................................................25

ARTICLE VIII  REMOVAL OR WITHDRAWAL OF MANAGERS AND MEMBERS AND
TRANSFER OF MEMBERS' MEMBERSHIP AND/OR ECONOMIC INTERESTS........................................................26


   Section 8.1.   Manager - Transfers............................................................................26

   Section 8.2.   Members' Right to Continue When Company has no Manager.........................................27

   Section 8.3.   Relationship with Substitute Manager...........................................................27

   Section 8.4.   Members Who Are Not Managers - Restriction on Transfer.........................................27

   Section 8.5.   Condition Precedent to Transfer of Economic Interest and/or Membership Interest................28

   Section 8.6.   Substitute Member - Conditions to Fulfill......................................................29

   Section 8.7.   Allocations Between Transferor and Transferee..................................................29

   Section 8.8.   Rights, Liabilities of, and Restrictions on Assignee...........................................30

   Section 8.9.   Death of a Member..............................................................................30


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

   Section 8.10.     Repurchase of Interests in Certain Event....................................................31

   Section 8.11.     Permissible Transfers by Investor Members...................................................31

   Section 8.12.     Special Provisions Regarding Withdrawal.....................................................31

ARTICLE IX  RECORDS, ACCOUNTINGS AND REPORTS.....................................................................33

   Section 9.1.   Books of Account...............................................................................33

   Section 9.2.   Access to Records..............................................................................33

   Section 9.3.   Bank Accounts and Investment of Funds..........................................................33

   Section 9.4.   Fiscal Year....................................................................................34

   Section 9.5.   Accounting Reports.............................................................................34

   Section 9.6.   Tax Returns....................................................................................34

ARTICLE X  MEETINGS AND VOTING RIGHTS OF MEMBERS.................................................................35

   Section 10.1.     Meetings....................................................................................35

   Section 10.2.     Voting Rights of Members....................................................................35

ARTICLE XI  AMENDMENTS...........................................................................................36

   Section 11.1.     Authority to Amend by Managers..............................................................36

   Section 11.2.     Restrictions on Managers' Amendments: Amendments by Investor Members........................37

   Section 11.3.     Amendments to Certificates..................................................................37

ARTICLE XII  MISCELLANEOUS.......................................................................................37

   Section 12.1.     Limited Power of Attorney...................................................................37

   Section 12.2.     Waiver of Provisions........................................................................39

   Section 12.3.     Interpretation and Construction.............................................................39

   Section 12.4.     Governing Law; Judicial Venue...............................................................39

   Section 12.5.     Partial Invalidity..........................................................................39

   Section 12.6.     Binding on Successors.......................................................................39

   Section 12.7.     Notices and Delivery........................................................................39

   Section 12.8.     Counterpart Execution; Facsimile Execution..................................................40

   Section 12.9.     Statutory Provisions........................................................................40

   Section 12.10.    Waiver of Partition.........................................................................40

   Section 12.11.    Change In Law...............................................................................40

   Section 12.12.    Investment Representations of the Members...................................................42


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

   Section 12.13.    Decisions by Investor Manager...............................................................43

   Section 12.14.    Referrals to Hospital and Ownership of Shares of Common Stock of MedCath Incorporated.......43

   Section 12.15.    Exhibits....................................................................................43


                                       iv
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                                                                   EXHIBIT 10.17


                               OPERATING AGREEMENT
                                       OF
                            HEART HOSPITAL OF BK, LLC
                   A North Carolina Limited Liability Company


         THESE SECURITIES ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND THE CALIFORNIA SECURITIES ACT IN RELIANCE UPON THE REPRESENTATION OF EACH PURCHASER OF THE SECURITIES THAT THE SAME ARE BEING ACQUIRED FOR INVESTMENT PURPOSES. THESE SECURITIES MAY ACCORDINGLY NOT BE RESOLD OR OTHERWISE TRANSFERRED OR CONVEYED IN THE ABSENCE OF REGISTRATION OF THE SAME PURSUANT TO THE APPLICABLE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FIRST OBTAINED THAT SUCH REGISTRATION IS NOT THEN NECESSARY. ANY TRANSFER CONTRARY HERETO SHALL BE VOID.

         THIS OPERATING AGREEMENT (the "Agreement") of HEART HOSPITAL OF BK, LLC (the "Company"), a North Carolina Limited Liability Company is made and entered into by and among the Company and HHBF, Inc., a North Carolina corporation ("HHBF"), as a Member and each of the other parties identified on the Information Exhibit as Members (the "Investor Members").


                                    RECITALS

         1. The Company has been formed to develop, own and operate an acute care hospital which hospital shall be located in or near Bakersfield, California and shall specialize in all aspects of adult cardiology and adult cardiovascular care and surgery which HHBF and the Investor Manager may agree upon;

         2. It is intended that the hospital will be a low-cost, high quality provider of medical services within the Bakersfield, California area in a manner which is consistent with the national health care policy of lowering the costs of health care;

         3. The Capital Contributions and active involvement of the Investor Members are necessary to enable the Company to achieve its objectives.

                                    ARTICLE I

                                   DEFINITIONS

         Unless otherwise indicated, capitalized words and phrases in this Operating Agreement shall have the meanings set forth in the attached Glossary of Terms.


                                   ARTICLE II

         FORMATION AND AGREEMENT OF LIMITED LIABILITY COMPANY

         Section 2.1. Company Formation; Effective Date. The Company was formed upon the filing of the Articles of Organization with the Secretary of State of North Carolina in accordance with the provisions of the Act. Upon the effectiveness of this Agreement, the Persons listed on the attached Information Exhibit shall be admitted to the Company as Members and the Persons who executed the Articles shall be withdrawn as Members (unless they are listed on the Information Exhibit), all without the necessity of any further act or instrument and without causing the dissolution of the Company. HHBF shall execute or cause to be executed all other such certificates or documents, and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and/or operation of a limited liability company in the State of North Carolina, and other documents to reflect the admission of additional Members to the Company. Any costs incurred by HHBF in connection with the foregoing shall be reimbursed promptly upon the completion of such action. The Agreement shall be effective as of the date the Company was formed.

         Section 2.2. Name of Company. The name of the Company is HEART HOSPITAL OF BK, LLC.

         Section 2.3. Purposes and Investment Objectives. The principal purposes of the Company are as follows:

                  (a) To develop, own and operate the Hospital which would include, but not be limited to, the following:

                           (i)      Services and facilities to meet all
         requirements of the State of California, Medicare, JCAHO and other credentialling or licensing bodies or agencies in order to have the Hospital licensed as a general acute care hospital and to perform adult cardiology and adult cardiovascular surgical services of every type or nature and to be eligible to obtain appropriate reimbursements therefore;


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

                           (ii) 70,000 to 80,000 square feet in a building to be constructed in accordance with plans and specifications approved by the Company;

                           (iii)    Approximately 60 medical/surgical beds;

                           (iv) 4 heart catheterization laboratories with one set up for procedures relating to electrophysiology and pacemakers;

                           (v) 3 heart surgical suites with space for the development of one additional heart surgical suite;

                           (vi)     All appropriate support services and
                  systems; and

                           (vii) Appropriate Equipment and services with respect to the facilities described above and as otherwise reasonably necessary or appropriate for the diagnosis and treatment of cardiovascular disease, including but not limited to invasive and non-invasive cardiac testing, interventional treatment including percutaneous transluminal coronary angioplasty and atherectomy, and cardiac surgery which would include, but not be limited to, bypass grafts and valve surgery.

                  The above size, number and scope of facilities of the Hospital are only preliminary estimates. The Managers are authorized to finally make all determinations with respect thereto.

                  (b). To lease or acquire the real property, and if appropriate to construct a suitable building, in which the Hospital shall be located;

                  (c). Any other purpose reasonably related to (a) and (b) above.

         Section 2.4. Registered Agent and Office; Principal Place of Business. The registered agent and office of the Company shall be as indicated in the Articles of Organization, as amended from time to time. The principal place of business of the Company shall be at such location in California as selected by HHBF from time to time. HHBF shall promptly notify the Members of any changes in the Company's registered agent, registered office, or principal place of business.

         Section 2.5. Commencement and Term. The Company commenced on the filing of the Articles of Organization in the Office of the Secretary of State of North Carolina, as required by Section 2.1 hereof, and shall continue until December 31, 2035, unless sooner terminated or dissolved as provided herein; provided, however, that the termination date may be extended for up to an additional forty (40) years in five (5) year increments upon the election of HHBF. In the event HHBF does not elect to extend the term hereof, the Investor Manager may instead elect to extend the term hereof, subject to HHBF's consent which shall not be unreasonably withheld or delayed.


                                   ARTICLE III

                        MEMBERS AND CAPITAL CONTRIBUTIONS

         Section 3.1. Contributions of Members. The Members shall contribute capital as follows:

                  (a) HHBF shall own at least a fifty-one percent (51%) Membership Interest in the Company and shall contribute to the Company for its Membership Interest One Million Five Hundred Thirty Thousand Dollars ($1,530,000).

                  (b) The Investor Members shall own in the aggregate up to a forty-nine percent (49%) Membership Interest and shall contribute to the Company for their Membership Interests an amount, in the aggregate, of up to One Million Four Hundred Seventy Thousand Dollars ($1,470,000). The Membership Interests of the Investor Members shall be owned as shown on the Information Exhibit attached hereto.

         The Members may be liable to the Company for amounts distributed to them as a return of capital as provided by the Act. The Members shall not be required to contribute any additional capital to the Company except as provided in Section 3.5.

         Section 3.2. Liability of Members - For Capital. The liability of each Member, as such, shall be limited to the amount of its agreed Capital Contribution as a Member as provided in Section 3.1.

         Section 3.3. Members' Accounts and Withdrawals. An individual Capital Account shall be maintained for each Member in accordance with requirements of the Code and the Regulations promulgated thereunder. Except as provided in
Section 8.12 below, no Member shall be entitled to withdraw or to make demand for withdrawal of any part of its Capital Account or to receive any distribution except as provided herein.

         Section 3.4. Interest on Capital Contributions or Capital Accounts. No interest shall be paid to any Member based solely on its Capital Contributions or Capital Account. The preceding sentence shall not prevent the Company from earning interest on its bank accounts and investments and distributing such earnings to the Member in accordance with Articles VI and VII.

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         Section  3.5. Additional Funding. If from time to time, HHBF reasonably determines that funds in addition to that contemplated by Sections 3.1 and 3.2 are necessary or appropriate for the development or operation of the Hospital, then:

                  (a) First, HHBF shall use commercially reasonable efforts to borrow such funds from a bank or other lender on terms and conditions reasonably acceptable to HHBF, or HHBF may, but shall not be required, to loan such funds to the Company at the Prime Rate plus one percent (1%) per annum which loan shall be secured by the Company's assets. Interest shall be paid monthly in arrears and principal shall be repaid as the Company has funds available therefore. All loans obtained hereunder shall be subject to the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed;

                  (b) Second, if loans as provided in (a) above are not available, HHBF may request that the Members contribute additional capital to the Company pro rata according to their respective Membership Interests, provided however, such Capital Contributions shall be made only if HHBF and the Investor Manager approve such Capital Contributions. If additional Capital Contributions are so approved, each Member may elect whether or not to contribute its pro rata portion thereof. The other Investor Members may elect to contribute capital not contributed by any Investor Member hereunder. HHBF may then elect to contribute amounts which the Investor Members, in the aggregate, have not so contributed. Thereafter, HHBF shall reasonably adjust the percentage Membership Interest of each Member (based on the relative aggregate Capital Contributions made by the Members in accordance with this Agreement) in the event any Member elected not to contribute capital pursuant to a capital call approved in accordance with this Section 3.5; and

                  (c)      Third, if funds are not available in accordance with
         (a) or (b) above, then HHBF may elect to dissolve the Company.


                                   ARTICLE IV

                         NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members are as indicated on the Information Exhibit, attached hereto and as amended from time to time.

                                    ARTICLE V

                            MANAGEMENT OF THE COMPANY

         Section 5.1. General Authority and Powers of Managers. Except as set forth in those provisions of this Agreement that specifically require the vote, consent, approval or ratification of the Members, the Managers shall have complete authority and exclusive control over the management of the business and affairs of the Company. No Member has the actual or apparent authority to cause the Company to become bound in any contract, agreement or obligation, and no Member shall take any action purporting to be on behalf of the Company. No Manager shall cause the Company to become bound to any contract, agreement or obligation, and no Manager shall take any other action on behalf of the Company, unless such matter has received the vote, consent, approval or ratification as required pursuant to this Agreement with respect to such matter or except as provided in Section 5.2 below with respect to the authority and actions of HHBF. It is acknowledged that all decisions relating to the Hospital and medical staff bylaws and physician credentialling matters shall be handled in accordance with
Section 11.1(g).

         Except as provided in this Agreement, decisions and actions to be taken by the Managers shall be deemed to have been made only upon the affirmative approval or consent of HHBF and the Investor Manager. In the event a decision, approval or consent is requested of the Investor Manager by HHBF, it shall be deemed to have been affirmatively made if the Investor Manager fails to respond to any such written request therefor within five (5) days of notice thereof by HHBF, provided however, once the Hospital has opened for business and regularly conducts such business the five (5) day period shall be extended to ten (10) days. Notwithstanding anything in this Agreement to the contrary, all decisions and actions to be made by the Managers with respect to any loan, lease or other similar financing of the development, construction or operation of the Hospital or the Company's affairs, including without limitation the decisions with respect to incurring any indebtedness or the refinancing thereof, shall be made by HHBF and shall be subject to the consent of the Investor Manager, which consent shall not be unreasonably withheld; provided, the application of the Company's funds toward the repayment of all or a portion of any financing of the Company in excess of amounts then required to be paid (i.e., voluntary prepayments) shall be made only with the consent of HHBF and the Investor Manager.

         The following material decisions shall be made by the Managers as determined above, except as otherwise provided:

         (a) Hospital Development. HHBF and the Investor Manager shall approve the development plan for the Hospital, the selection of the site for the Hospital, the design of the Hospital and the construction for the development of the Hospital.

         (b) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the Hospital shall be reviewed and approved by HHBF and the Investor Manager and shall be based upon economic feasibility, patient care criteria and then current market conditions.

         (c) Key Management and Clinical Employees. The selection, retention and removal of the president/senior administrator, vice president-clinical, vice president-managed care, catheterization laboratory director, nurses and technicians, operating room/surgery suites director, nurses and technicians, and ICU/CCU director, nurses and technicians shall be subject to the approval of HHBF and the Investor Manager upon the written request of the Investor Manager on an employee by employee basis. Either HHBF or the Investor Manager may initiate the process to determine whether the employment of any of the above individuals should be terminated by providing to the other a written report which documents the reasons why the individual's job performance is materially deficient and includes a recommended course of action for the Company to take. With the consent of the non-initiating Manager, which consent shall not be unreasonably withheld, the Managers shall cause the Company to take such recommended actions; provided, such actions shall be consistent with the established disciplinary procedures of the Company with respect to employees, which shall include any procedures set forth in any employee handbooks or manuals; provided further, the actions must be consistent with the obligations of the Company under any contracts or agreements to which it is a party, including agreements with the individual in question, and with applicable law.

         (d) Certain Service Providers. The selection, retention and removal of perfusionists, radiologists, emergency room physicians, pathologists and anesthesiologists to provide services at the Hospital shall be subject to the approval of HHBF and the Investor Manager upon the written request of the Investor Manager on an employee by employee basis. Either HHBF or the Investor Manager may initiate the process to determine whether the service relationship of any of the above service providers should be terminated by providing to the other a written report which documents the reasons why the service provider's performance is materially deficient and includes a recommended course of action for the Company to take. With the consent of the non-initiating Manager, which consent shall not be unreasonably withheld, the Managers shall cause the Company to take such recommended actions; provided, such actions shall be consistent with the established disciplinary procedures of the Company (i) contained in the medical staff bylaws and rules and regulations and Hospital bylaws and (ii) with respect to employees, whether or not such service provider is an employee of the Company, which shall include any procedures set forth in any employee handbooks or manuals; provided further, the actions must be consistent with the obligations of the Company under any contracts or agreements to which it is a party, including agreements with the service provider in question, and with applicable law.

         (e) Marketing. All advertising and other marketing of the services performed at the Hospital shall be subject to the prior review and approval of HHBF and the Investor Manager.

         (f) Ancillary Services. HHBF and the Investor Manager shall approve Hospital-provided ancillary services based upon the pricing, access to and quality of such services.

         (g) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with other health care providers and payors shall be made by HHBF and the Investor Manager.

         (h) Strategic Planning. HHBF and the Investor Manager shall develop long-term strategic planning objectives and adopt a strategic plan for the Hospital.

         (i) Capital Expenditures and Replacements. HHBF and the Investor Manager shall determine the priority of major capital expenditures. In addition, with respect to equipment for the catheterization laboratory, the operating rooms/surgery suites and the ICC/CCU department, either HHBF or the Investor Manager may present to the other proposals for the replacement of any such equipment that is used and obsolete and such proposal shall be implemented with the consent of the other Manager, which consent shall not be unreasonably withheld; provided, such replacement shall be made only after the cost of any such used equipment has been fully recovered as depreciation on the Company's books and financial records in accordance with general accepted accounting principals.

         (j) Selection of Surgical Supplies and Implants. Decisions regarding the selection of supplies and implants used in cardiac, thoracic and vascular surgery, including instruments, sutures, cardioplegia, valves and synthetic graphs, shall be made by HHBF and the Investor Manager as follows:

                  (i) The Investor Manager shall submit to HHBF a list of preferred parties to be the "primary vendor" for such items.

                  (ii) HHBF shall solicit bids from those parties who desire to serve as the Hospital's primary vendor for such items.

                  (iii) HHBF shall submit such bids to the Investor Manager and the Investor Manager shall choose one such party to be the primary vendor and another such party to be the "secondary vendor."

                  (iv) The Managers shall cause the Company to enter into an agreement with the party selected by the Investor Manager as the primary vendor pursuant to which such party shall provide such items to the Hospital.

                  (v) The needed items shall thereafter be acquired from the party selected as the primary vendor pursuant to the agreement reached with that party. In the event the primary vendor is not able to provide the required items, the Hospital may acquire them from the secondary vendor. In


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

                           the case of specialty items that neither the primary vendor nor the secondary vendor can provide, the Hospital may acquire them from other vendors.

                  (vi) Upon reasonable notice, the Investor Manager may give notice to HHBF of its desire to change the party who will serve as the primary vendor, and to the extent such a change will not violate any contract or agreement to which the Company is a party, including any contract or agreement with the party who is the primary vendor at that time, HHBF will attempt to enter into an agreement with the party selected by the Investor Manager to replace the prior party as the primary vendor.

         (k) Selection of Supplies Utilized in the Catheterization Laboratory. Decisions regarding the selection of supplies, including pacemakers, used in the catheterization laboratory shall be made by HHBF and the Investor Manager as follows:

                  (i) The Investor Manager shall submit to HHBF a list of preferred parties to be the "primary vendor" for such items.

                  (ii) HHBF shall solicit bids from those parties who desire to serve as the Hospital's primary vendor for such items.

                  (iii) HHBF shall submit such bids to the Investor Manager and the Investor Manager shall choose one such party to be the primary vendor and another such party to be the "secondary vendor."

                  (iv) The Managers shall cause the Company to enter into an agreement with the party selected by the Investor Manager as the primary vendor pursuant to which such party shall provide such items to the Hospital.

                  (v) The needed items shall thereafter be acquired from the party selected as the primary vendor pursuant to the agreement reached with that party. In the event the primary vendor is not able to provide the required items, the Hospital may acquire them from the secondary vendor. In the case of specialty items that neither the primary vendor nor the secondary vendor can provide, the Hospital may acquire them from other vendors.

                  (vi) Upon reasonable notice, the Investor Manager may give notice to HHBF of its desire to change the party who will serve as the primary vendor, and to the extent such a change will not violate any contract or agreement to which the Company is a party, including any contract or agreement with the party who is the primary vendor at that time,


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

                           HHBF will attempt to enter into an agreement with the party selected by the Investor Manager to replace the prior party as the primary vendor.

         (l) Scope of Hospital Services. Any decision to expand the scope of the Hospital services beyond those consistent with the services reasonably expected to be provided by a hospital specializing in all aspects of adult cardiology and adult cardiovascular care and surgery shall be made only upon the unanimous consent of HHBF and the Investor Manager, which consent can be given or withheld on the sole and absolute discretion of each Manager.

         (m) Exclusive Contracts. HHBF and the Investor Manager shall approve the execution of exclusive contracts to provide physician services to the Hospital.

         (n) Global Contracting. HHBF and the Investor Manager shall develop and approve a unified managed care strategy under which the Hospital and physicians practicing at the Hospital would enter into managed care agreements including agreements containing package pricing for the services of the Hospital and such physicians.

         (o) Other Material Decisions. HHBF and the Investor Manager shall approve any binding agreement which may not be canceled upon less than ninety
(90) days' notice and which calls for the expenditure of funds, or involves an obligation for financing, in excess of $100,000, exclusive of agreements or obligations contemplated by any budget, development plan, financing or construction contract approved by the Managers or agreements incurred in the ordinary course of business such as employment agreements for other than key employees, purchases of supplies and routine services and the like.

         (p) Budgets. The development and annual operating budgets to be proposed by HHBF shall be approved by the Managers as provided above subject to the following:

                  (i) The Investor Manager shall be deemed to have approved a development budget which is substantially consistent with the attached Development Budget Exhibit to this Agreement;

                  (ii) The Investor Manager shall not unreasonably withhold its approval of budgets which are within the reasonable revenue expectations of the Hospital and which are in compliance (both as to terms and availability of financing) with agreements with the Company's lenders and other parties providing financing to the Company; and

                  (iii) In the event that the Managers are unable to approve an annual budget, HHBF shall be authorized to operate the Company under the previous year's budget increased by the greater of 5% or the increase during the previous year in the Consumer Price Index for Medical Items until a new budget is approved.

         Section 5.2. Management of Day-to-Day Operations. The day-to-day management of the business and affairs of the Company shall be the responsibility of HHBF, which management shall be subject to decisions, guidelines and policies made or established by the Managers hereunder, including those governed by Section 5.1, provided, however, decisions relating to medical and clinical practice at the Hospital shall be made exclusively by the qualified medical personnel of the Hospital. Subject in all cases to the foregoing, HHBF shall have the right and the power, if, as, and when it, from time to time, deems necessary or appropriate on behalf of the Company, subject only to the terms and conditions of this Agreement:

                  (a) To negotiate and execute on behalf of the Company all documents, instruments and agreements reasonably necessary or appropriate to lease, acquire and/or construct the Hospital and/or the real property on which the Hospital is or will be located, and to borrow funds to finance such lease, acquisition and/or construction (it being acknowledged that the Hospital may be an existing building or may be a newly constructed building);

                  (b) To prepare a budget for the development of the Hospital and thereafter, annual operating budgets;

                  (c) To acquire the Equipment and enter into loans or other financing arrangements therefor;

                  (d) To handle the negotiation and execution of all such other agreements regarding the purchase of goods or services for the Hospital;

                  (e) To establish procedures for quality assurance, peer review and granting privileges to physicians with other specialties at the Hospital, subject to the terms of the Hospital and medical staff bylaws adopted for the Hospital;

                  (f) To expend all or portions of the Company's capital and income in furtherance of or relating to the Company's business and purposes, including, but not limited to, payment of all ongoing operational expenses, payment of commissions, organization expenses, professional fees, rental fees, and management fees, and to invest in short-term debt obligations (including, but not limited to, obligations of federal and state governments and their agencies, commercial paper, and certificates of deposit of commercial banks, or savings banks or savings and loan associations) such of the Company's funds as are temporarily not required for the development or operation of the Company and the payment of Company obligations; provided, that the Managers shall establish cash management guidelines to be followed by HHBF;

                  (g) To employ or retain on such terms and for such compensation as HHBF may reasonably determine, such persons, firms, or corporations as HHBF may deem advisable, including without limitation qualified medical and other employees necessary or appropriate to operate the Hospital, attorneys, accountants, financial and technical consultants, supervisory managing agents, insurance brokers, brokers and loan brokers, appraisers, architects and engineers, who may also provide such services to HHBF, provided that the selection of the senior administrator of the Hospital shall be a Material Decision;

                  (h) To execute leases, deeds, contracts, rental agreements, construction contracts, sales agreements, and management contracts;

                  (i) To exercise all rights, powers, and privileges of the Company as lessee with respect to the Hospital or rights held by the Company;

                  (j) To consent to the modification, renewal, or extension of any obligations to the Company of any Person or of any agreement to which the Company is a party or of which it is a beneficiary;

                  (k) To execute in furtherance of any or all of the purposes of the Company, any deed, lease, deed of trust, security interest, mortgage, promissory note, bill of sale, assignment, contract, or other instrument purporting to purchase or convey or encumber in whole or in part the Equipment or the Hospital or other real or personal property of the Company;

                  (l) To prepay in whole or in part, refinance, recast, increase, modify, or extend any security interest, deed of trust, or mortgage affecting the Hospital and in connection therewith to execute any extensions or renewals thereof on the Hospital and to grant security interests in any of the Equipment or the Hospital;

                  (m) To adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company, and to institute, prosecute, and defend any actions or proceedings relating to the Company, its business, and properties;

                  (n) To acquire and enter into any contract of insurance which HHBF deems necessary or appropriate for the protection of the Company and HHBF, for the conservation of the Company or its assets, or for any purpose beneficial to the Company; however, neither HHBF nor its Affiliates shall be compensated for providing insurance brokerage services relating to obtaining such insurance;

                  (o) To prepare or cause to be prepared reports, statements, and other relevant information for distribution to the Members, including annual reports;

                  (p) To open accounts and deposit and maintain funds in the name of the Company in banks or savings and loan associations; provided, however, that the Company's funds shall not be commingled with the funds of any other Person;

                  (q) To cause the Company to make or revoke any of the elections referred to in Section 754 of the Internal Revenue Code of 1986 as amended or any similar provisions enacted in lieu thereof;

                  (r) To make all decisions related to generally accepted principles of accounting to be applied on a consistent basis and federal income tax elections;

                  (s) To possess and exercise, subject to the restrictions contained in this Agreement, any and all of the rights, powers and privileges of a manager under the Act;

                  (t) To execute, acknowledge, and deliver any and all documents or instruments in connection with any or all of the foregoing;

                  (u) To modify or otherwise improve the Hospital, subject to the restrictions contained in this Agreement;

                  (v) To manage, direct, and guide the operation of the Hospital including all necessary acts relating thereto, other than medical or clinical matters which shall be under the direction of the Investor Manager and other agreed upon qualified medical personnel;

                  (w) To establish minimum insurance requirements for all physicians practicing at the Hospital;

                  (x) To admit as Members additional investors who have been proposed for Member status by HHBF and approved by the Investor Manager, which approval shall be given or withheld in the sole and absolute discretion of the Investor Manager; and

                  (y) To sell assets of the Company, subject to the restrictions contained in this Agreement.

         Section 5.3. Restrictions on Authority of the Managers. The Managers shall not do any of the following:

                  (a)      Act in contravention of this Agreement;

                  (b) Act in any manner which would make it impossible to carry on the express business purposes of the Company;

                  (c)      Commingle the Company funds with those of any other
         Person;

                  (d) Admit an additional Manager, except as provided in this Agreement;

                  (e) Admit an additional Member, except as provided in this Agreement;

                  (a) Alter the primary purposes of the Company as set forth in Section 2.3;

                  (b) Possess any property or assign the rights of the Company in specific property for other than a Company purpose;

                  (c) Employ, or permit the employ of, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

                  (d) Make any payments of any type, directly or indirectly, to anyone for the referral of patients to the Hospital in order to use the Hospital or to provide other services payable by Medicare or Medicaid; or

                  (e) Sell all or substantially all of the assets of the Company or merge the Company with or into any other Entity without the approval of a Supermajority Vote of the Members.

         Section 5.4. Duties of the Managers. Each Manager shall do the following:

                  (a) Diligently and faithfully devote such of its time to the business of the Company as may be necessary to properly conduct the affairs of the Company, however, each Manager shall not be required to devote its full time to such duties;

                  (b) Use its best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation;

                  (c) In the case of HHBF file and publish all certificates, statements, or other instruments required by law for the formation and operation of the Company as a limited liability company in all appropriate jurisdictions;

                  (d) In the case of HHBF cause the Company to obtain and keep in force during the term of the Company fire and extended coverage and public liability and professional liability insurance with such issuers and in such amounts as HHBF shall deem advisable, but in amounts not less (and deductible amounts not greater) than those customarily maintained with respect to the business equipment and property comparable to the Company's;

                  (e) Have a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all funds and assets, whether or not in its immediate possession and control, and it shall not employ or permit others besides Managers to employ such funds or assets in any manner except for the benefit of the Company; and

                  (f) In the case of HHBF, deliver to the Secretary of State of North Carolina for filing an annual statement in accordance with the Act and make any similar filings required under California law.

         Section 5.5. Delegation by the Managers. Subject to restrictions otherwise provided herein, the Managers may at any time employ any other Person, including Persons and Entities employed by, affiliated with, or related to the Managers to perform services for the Company and its business, and may delegate all or part of their authority or control to any such other Persons, provided that such employment or delegation shall not relieve the Managers of their respective responsibilities and obligations under this Agreement or under the laws of the State of North Carolina nor will it make any such Person a Member or Manager of the Company.

         Section 5.6. Right to Rely Upon the Authority of the Managers. Persons dealing with the Company may rely upon the representation of the Managers that such Managers are managers of the Company and that such Managers have the authority to make any commitment or undertaking on behalf of the Company. No Person dealing with the Managers shall be required to determine its authority to make any such commitment or undertaking. In addition, no purchaser from the Company shall be required to determine the sole and exclusive authority of any Manager to sign and deliver on behalf of the Company any instruments of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Company affecting the same.

         Section 5.7.  Company Expenses.

                  (a) In general, the Company's expenses shall be billed directly to and paid by the Company. The Company shall reimburse the Managers or their Affiliates for: (i) all Organization Expenses incurred by the Managers or their Affiliates in connection with the formation of the Company; (ii) the actual costs to the Managers or their Affiliates of goods, services, and materials used for and by the Company; and (iii) all reasonable travel and other out-of-pocket expenses incurred by the Managers in the development and management of the Company and its business. Notwithstanding the above provision, each party hereto shall bear the costs of its own legal fees incurred prior to the execution of this Agreement in connection with this venture and HHBF shall not be reimbursed for any salary or compensation of its employees or its Affiliates' employees for services prior to the execution of this Agreement (i.e., HHBF and its Affiliates shall not be entitled to a reimbursement of corporate overhead resulting from employee compensation); provided, the parties hereto specifically recognize that HHBF and its Affiliates have incurred legal fees, filing fees, and other out-of-pocket costs for the benefit of the Company, including costs in connection with the preparation of documents for securities law and health care law compliance, real estate acquisition matters and formation and registration of the Company, and agree that HHBF shall be reimbursed for the first $25,000.00 of such costs. The reimbursement for expenses provided for in this Section 5.7(a) shall be made to the Managers or their Affiliates regardless of whether any distributions are made to the Members under Article VI and Article VII.

                  (b) The Company shall also pay the following expenses of the Company:

                           (i) All development and operational expenses of the Company, which may include, but are not limited to: the salary and related expenses of employees and staff of the Hospital, all costs of borrowed money, taxes, and assessments on the Hospital, and other taxes applicable to the Company; expenses in connection with the acquisition, maintenance, leasing, refinancing, operation, and disposition of the Equipment, furniture and fixtures of the Hospital (including legal, accounting, audit, commissions, engineering, appraisal, and the other fees); and the maintenance of the Hospital and its Equipment, which may be performed by HHBF or one of its Affiliates as long as the charges to the Company for such service are no greater than the charges for such service from a third party service provider;

                           (ii) All fees and expenses paid to third parties for accounting, legal, documentation, professional, and reporting services to the Company, which may include, but are not limited to: preparation and documentation of Company bookkeeping, accounting and audits; preparation and documentation of budgets, cash flow projections, and working capital requirements; preparation and documentation of Company state and federal tax returns; and taxes incurred in connection with the issuance, distribution, transfer, registration, and recordation of documents evidencing ownership of a Membership Interest or Economic Interest in the Company or in connection with the business of the Company; expenses in connection with preparing and mailing reports required to be furnished to the Members or Economic Interest Owners for tax reporting or other purposes, including reports, if any, that may be required to be filed with any federal or state regulatory agencies, or expenses associated with furnishing reports to Members which HHBF deems to be in the best interest of the Company; expenses of revising, amending, converting, modifying, or terminating the Company or this Agreement; costs incurred in connection with any litigation in which the Company is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency involving the Company; costs of any computer equipment or services used for or by the Company; and the costs of preparing and disseminating informational material and documentation relating to a potential sale, refinancing, or other disposition of the Hospital or the Equipment.

         Section 5.8. No Management by Members. Other than the Managers, the Members shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Company's business and operations and shall have no right or authority to act for or bind the Company except as set forth in this Agreement. The rights and powers of such Members shall not extend beyond those set forth in this Agreement and those granted under the Articles of Organization and any attempt to participate in the control of the Company in a manner contrary to the rights and powers granted herein and under the Articles of Organization shall be null and void and without force and effect. Subject to the decisions and judgment with respect to all professional medical or clinical matters of qualified medical personnel, HHBF, in conjunction with the Investor Manager when applicable, shall have the right to determine when and how the operations of the Company shall be conducted. The exercise by any other Member of any of the rights granted to the Member hereunder shall not be deemed to be taking part in the control of the business of the Company and shall not constitute a violation of this Section.

         Section 5.9. Consent by Members to Exercise of Certain Rights and Powers by Managers. By its execution hereof, each Member expressly consents to the exercise by the Managers of the rights, powers, and authority conferred on the Managers by this Agreement.

         Section  5.10. Other Business of Members.

                  (a) Subject to (b) below, any Member, including any Manager, may engage independently or with others in other business ventures of every nature and description, including without limitation the purchase of medical equipment, the rendering of medical services of any kind, and the making or management of other investments and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures.

                  (b) As long as any Member owns a Membership Interest in the Company, and for a period of five (5) years (the "Tail Period") after a Member ceases for any reason to own a Membership Interest in the Company, neither a Member nor any of its respective Affiliates, shall hold, directly or indirectly, an investment, ownership or other beneficial interest in (i) any hospital or (ii) other Entity (including a sole proprietorship) which provides any of the following services or facilities: cardiac catheterization, angioplasty, peripheral angioplasty, atherectomy, stenting and PTCA or other cardiac surgical procedures or services, in any case within Kern County, California and Tulare County, California (the "Territory"), provided that (i) no Member who is a physician shall be prohibited from maintaining his or her staff privileges at any other hospital or from owning an interest in a medical practice that provides the professional service component of the medical procedures described in (b)(ii) above and (ii) nothing herein shall prohibit a Member from owning up to three percent (3%) of the outstanding capital stock of a company whose stock is publicly traded and listed on a nationally recognized securities exchange or from investing in a publicly traded mutual fund; provided, further, the Tail Period shall be reduced to two (2) years once the Hospital has been opened for business and regularly conducting that business provided the Member in question can demonstrate that at the commencement of the Tail Period he was not a party to any agreement, whether written or oral, binding or conditional/tentative, to acquire (or have an option to acquire) an interest in any entity or enterprise to which this Section 5.10(b) would otherwise apply. If at any time after the Hospital has been opened for business and regularly conducting business for at least five (5) years substantially all of the assets or stock of MedCath Incorporated or HHBF is acquired by one Person or a group of Persons who are not Affiliates of MedCath Incorporated in one transaction or series of related transactions within a twelve (12) month period, the Tail Period shall be reduced to one (1) year. Further, if during the first five (5) years after the Hospital has opened for business and is regularly conducting that business the stock of HHBF is sold to a Person who is neither an Affiliate of MedCath Incorporated nor a purchaser of all or substantially all of MedCath Incorporated's assets or stock, then there will be no Tail Period. In addition, neither HHBF nor its Affiliates shall separately operate a mobile catheterization laboratory within the Territory. Nothing contained herein shall limit the ability of a relative of an individual Member to own an interest in an Entity providing the above-referenced services or facilities if such relative is actively engaged in the practice of medicine as a licensed physician or if the Member in question can reasonably demonstrate that such relative's ownership is not designed to circumvent the intent of this
         Section 5.10(b). Notwithstanding the above limitations, if a written proposal is made by either HHBF or the Investor Manager regarding the establishment or operation of a mobile catheterization laboratory in the Territory by the Company, and HHBF (if the proposal is made by the Investor Manager) or the Investor Manager (if the proposal is made by
         HHBF), does not approve such proposal, then the party making such proposal may, alone or with other Members establish or operate such a service but only in substantial conformity with such proposal. Any such written proposal must have sufficient details and specificity to allow a proper evaluation of it and to determine whether any Member(s) separately establishing or operating such a service have done so in substantial conformance with such proposal.

                  (c) The Members, including the Managers, have reviewed the term and geographical restrictions included in Section 5.10(b), and in light of the interests of the parties hereto, agree that such restrictions are fair and reasonable.

                  (d) If there is a breach or threatened breach of the provisions of this Section 5.10 of this Agreement, in addition to other remedies at law or equity, the non-breaching party shall be entitled to injunctive relief. The parties desire and intend that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.10. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, the balance of this
         Section 5.10 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section
         5.10 shall be deemed to have been deleted from this Agreement.

                  (e) The Company, the Managers and the Investor Members agree that the benefits to any Investor Member hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for the provision of any item or service offered by HHBF or the Company to patients of such Investor Member in any facility, laboratory, cardiac catheterization facility or other health care operation controlled, managed or operated by HHBF or the Company and nothing herein is intended to prohibit any party from practicing medicine at any other facility.

                  (f) If an Investor Member is a legal entity and not an individual, such Investor Member shall cause each of its existing and future Affiliates to agree in writing to be personally bound by the terms of this Section 5.10.

         Section 5.11. Managers' Standard of Care. Each Manager shall act in a manner it believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. In discharging its duties, each Manager shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports and statements by any of its other Managers, Members, or agents, or by any other Person as to matters each Manager reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, income or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.

         Notwithstanding anything herein to the contrary, a Manager or Member shall have the right to vote or approve Company matters in accordance with the terms of this Agreement regardless of the personal interest of any Member or Manager in the outcome of any vote, decision or matter.

         Section 5.12. Limitation of Liability. A Manager shall not be liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if it performs the duty of its office in compliance with the standard contained in Section 5.11. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member's Capital Contribution or share of income from the operation of the Company. Furthermore, no Manager, its Affiliates or its employees (collectively, its "Agents") shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from gross negligence or intentional misconduct or knowing violation of law or a transaction for which such Manager or Agent received a personal benefit in violation or breach of the provisions of this Agreement.

         Section  5.13.Indemnification of the Managers.

                  (a) Each Manager and its Agents shall be indemnified by the Company against any losses, judgments, liabilities, expenses, including attorneys' fees and amounts paid in settlement of any claims sustained by them arising out of any action or inaction of the Member or its Agents in its capacity as a Manager of the Company (or, in the case of an Agent, within the scope of the Manager's authority) to the fullest extent allowed by law, provided that the same were not the result of gross negligence or willful misconduct on the part of the Manager or an Agent and provided that the Manager or an Agent, in good faith, reasonably determined that such course of conduct was in the best interest of the Company; provided, however, that such indemnification and agreement to hold harmless shall be recoverable only out of Company assets. Subject to applicable law, the Company shall advance expenses incurred with respect to matters for which a Manager may be indemnified hereunder.

                  (b) If at any time, the Company has insufficient funds to furnish indemnification as herein provided, it shall provide such indemnification if and as it generates sufficient funds and prior to any cash distributions, pursuant to Article VI or Article VII hereof, to the Members.

         Section 5.14. Election and Replacement of Investor Manager. In accordance with the procedures outlined in Section 10.1 herein, the Investor Members shall elect an Investor Manager to serve for one year terms or until a successor is duly elected. At any time, in accordance with Section 10.1, the Investor Members may replace the Investor Manager and elect a new Investor Manager.

         Section 5.15. Role of Investor Manager. Notwithstanding anything herein to the contrary, the Investor Manager shall take no action nor make any decision on behalf of the Company except to the extent it is expressly authorized to do so under this Agreement in its capacity as Investor Manager.

         Section 5.16. Purchase of Goods and Services from HHBF. Goods and services purchased from HHBF or its Affiliates shall be of substantially the same quality and price as could be obtained from an unrelated third party.

                                   ARTICLE VI

                          DISTRIBUTIONS AND ALLOCATIONS

         Section 6.1. Distributions of Cash Flow from Operations and Cash from Sales or Refinancing. Prior to the dissolution of the Company, Cash Flow from Operations and Cash from Sales or Refinancing, if any, remaining after repayment of any loans made by the Members to the Company shall be distributed quarterly by the Managers as Cash Distributions according to the relative percentage Membership Interests of the Members and Economic Interest Owners. Notwithstanding anything herein to the contrary, no distributions shall be made to Members if prohibited by the Act.

         Section 6.2. Profits. Except as provided in the Regulatory Allocations Exhibit, Profits shall be allocated as follows:

         (a) First, to the Members who have been allocated Losses pursuant to Subsection 6.3(c) below until the cumulative Profits allocated pursuant to this Subsection 6.2(a) equal the cumulative prior allocations of Losses under that Subsection.

         (b) Next, to the Members who have been allocated Losses pursuant to Subsection 6.3(b) below until the cumulative Profits allocated pursuant to this Subsection 6.2(b) equal the cumulative prior allocations of Losses under that Subsection.

         (c) All remaining Profits shall be allocated to the Members in accordance with their percentage Membership Interests.

         Section 6.3. Losses. Except as provided in the Regulatory Allocations Exhibit, Losses shall be allocated as follows:

         (a) First, to the Members who have been allocated Profits pursuant to Subsection 6.2(c) above until the cumulative Losses allocated pursuant to this Subsection 6.3(a) equal the cumulative prior allocations of Profits under that Subsection.

         (b) Next, Losses shall be allocated to the Members with positive Adjusted Capital Account balances in proportion to those balances.

         (c) All remaining Losses shall be allocated to the Members in accordance with their percentage Membership Interests.

         Section 6.4. Code Section 704(c) Tax Allocations. Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.

         In the event the Agreed Value of any Company asset is adjusted after its contribution to the Company, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.

         Any elections or other decisions relating to allocations under this Section shall be determined by HHBF. Absent a determination by HHBF, the remedial allocation method under Regulation Section 1.704-3(d) shall be used. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

         Section 6.5. Miscellaneous.

         (a) Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by HHBF using any permissible method under Code Section 706 and the Regulations thereunder.

         (b) Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.

         (c) Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company. Any Member failing to report consistently, and who notifies the Internal Revenue Service of the inconsistency as required by law, shall reimburse the Company for any legal and accounting fees incurred by the Company in connection with any examination of the Company by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

         (d) Economic Interest Owners. Each Economic Interest Owner shall be entitled to the distributions and allocations to which its predecessor in interest would have been entitled under this Article VI had it retained the Economic Interest acquired by the Economic Interest Owner.

                                   ARTICLE VII

              DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

         Section 7.1. No Termination by Certain Acts of Member. Neither the transfer of interest, withdrawal from the Company, bankruptcy, insolvency, dissolution, liquidation or other disability, nor the legal incompetency of any Member shall result in the termination or dissolution of the Company or affect its continuance in any manner whatsoever.

         Section 7.2. Dissolution. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

                  (a) The election by HHBF to dissolve the Company in accordance with the terms of Section 3.5(c) hereof;

                  (b) The death, insanity, bankruptcy, retirement (other than due to a failure of an Investor Manager to be re-elected as an Investor Manager), resignation (other than due to an Investor Manager's resigning from serving as a Manager while still remaining a Member) or expulsion of any Manager who is also a Member, unless the Company is continued by the consent of not less than a majority in interest (defined in accordance with Revenue Procedure 94-46 or successor provisions) of the remaining Members within ninety (90) days after notice of such event, effective as of the date of such event. If there is no remaining Manager, the remaining Members owning at least 51% of the Membership Interests which are owned by the remaining Members shall, if they desire to continue the Company, elect a Substitute Manager who shall assume all of the rights and duties of HHBF under this Agreement (which Substitute Manager accepts such election);

                  (c)      Upon the written agreement of HHBF and the Investor
         Manager;

                  (d) The expiration of the term of the Company as provided in Section 2.5 hereof;

                  (e)      The adjudication of bankruptcy of the Company;

                  (f) Upon the written consent of a Supermajority Vote of the Members;

                  (g)      In accordance with Section 12.11 hereof;

                  (h) The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act; and

                  (i)      In accordance with Section 8.12 hereof.

         Section 7.3. Dissolution and Final Liquidation.

                  (a) Upon any dissolution of the Company, the Company shall not terminate, but shall cease to engage in further business except to the extent necessary to perform existing contracts and preserve the value of its assets. Its assets shall be liquidated and its affairs shall be wound up as soon as practical thereafter by the Managers, or if for any reason there is no Manager, by another Person designated by a Supermajority Vote of the Members. In winding up the Company and liquidating assets, the Managers, or other Person so designated for such purpose, may arrange, either directly or through others, for the collection and disbursement to the Members of any future receipts from the Hospital or other sums to which the Company may be entitled, and shall sell the Company's interest in the Hospital and the Equipment to any Person, including HHBF or any Affiliate thereof, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof; provided if the buyer is HHBF or any of its Affiliates, such fair market value shall, at the option of the Investor Manager, be determined by independent appraisal.

                  (b) Upon any such dissolution and liquidation of the Company, the net assets, if any, of the Company available for distribution, including any cash proceeds from the liquidation of Company assets, shall be applied and distributed in the following manner or order, to the extent available:

                           (i) To the payment of or creation of reserves for all debts, liabilities, and obligations to all creditors of the Company (other than the Members or their Affiliates) and the expenses of liquidation;

                           (ii) To the payment of all debts and liabilities (including interest) owed to the Members or their Affiliates as creditors; and

                           (iii) The balance to the Members with positive Capital Account balances after taking into account all other adjustments during the Fiscal Year in which liquidation occurs.

                  (c) The Members shall look solely to the assets, if any, of the Company for any return of their Capital Contributions and, if the assets of the Company remaining after payment or discharge of the Company's debts and liabilities, or provision therefor, are insufficient to return all or any part of the Capital Contributions, no Member shall have any right of recourse against the Managers or other Members or to charge the Managers or other Members for any amounts except as provided herein and except to the extent otherwise provided by the Act and/or North Carolina law.

                  (d) Upon such dissolution, reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

                  (e) The Capital Accounts of the Members, as adjusted, shall be utilized by the Company for the purpose of making distributions to those Members with positive balances in their respective Capital Accounts pursuant to Section 7.3(b). In making such distributions, the Managers or the Person winding up the affairs of the Company shall distribute all funds available for distribution to the Members and Economic Interest Owners (after establishing any reserves that the Managers deem or the Person winding up the affairs of the Company deems reasonably necessary pursuant to Section 7.3(b)) prior to the later of (a) the end of the taxable year in which the event occurs which caused the termination and dissolution of the Company, or (b) ninety (90) days after the occurrence of such event. The Managers in their sole discretion, or the Person winding up the affairs of the Company, in its discretion, may elect to have the Company retain any installment obligations owed to the Company until collected in full so long as any portion of the reserves which are later determined to be unnecessary, and all collections on such installment obligations which are not deemed to be reasonably necessary by the Managers or the Person winding up the affairs of the Company to add to such reserves are distributed as soon as practicable in accordance with the provisions of
         Section 7.3(b) as modified by this Section.

                  (f) Each Economic Interest Owner shall be entitled to the distributions to which its predecessor in interest would have been entitled pursuant to this Article VII had it retained the Economic Interest acquired by the Economic Interest Owner.

         Section 7.4. Termination. Upon completion of the dissolution, winding up, distribution of the liquidation proceeds and any other Company assets, the Company shall terminate.

         Section 7.5. Payment in Cash. Any payments made to any Member pursuant to this Article VII shall be made only in cash.

         Section 7.6. Goodwill and Trade Name. Upon the dissolution of the Company, the firm or trade name of the Company and any goodwill associated therewith shall become the sole property of HHBF, provided that distributions and allocations otherwise due to HHBF shall not be reduced as a result of HHBF becoming entitled to such assets, unless the dissolution was caused due to HHBF's breach of this Agreement in which case such intangible assets shall not be distributed to HHBF on a non pro rata basis; provided however, upon a dissolution of the Company in connection with the sale of substantially all of the assets of the Company, this Section 7.6 shall not increase the distributions and allocations to which HHBF is otherwise entitled.

         Section 7.7. Termination of Noncompetition Covenants. Upon the later of the dissolution of the Company and the completion of the liquidation process, the Members shall have no continuing liability, or obligation under Section 5.10(b) except that Section 5.10(b) shall continue to be binding upon a Member whose breach of this Agreement caused a dissolution of the Company and any actions for a breach of this Agreement, including a breach of Section 5.10(b), shall not be impaired by the dissolution or completed liquidation.


                                  ARTICLE VIII

                REMOVAL OR WITHDRAWAL OF MANAGERS AND MEMBERS AND
            TRANSFER OF MEMBERS' MEMBERSHIP AND/OR ECONOMIC INTERESTS

         Section 8.1. Manager - Transfers.

                  (a) Except as provided in this Section 8.1, without the consent of a Majority Vote of Investor Members, HHBF shall not voluntarily withdraw from the Company as a Member at any time prior to its termination, or transfer or assign any of its rights and duties as a Manager, provided that HHBF may assign its Membership Interest in the Company and its rights to be a Manager to any party who purchases all or substantially all of MedCath Incorporated's assets or capital stock if such purchaser assumes in writing the obligations of HHBF hereunder or to a party under control of, common control, or which controls, HHBF. HHBF may also assign its Membership Interest in the Company and its rights to be a Manager to a financial institution as collateral security for repayment of indebtedness for borrowed funds by HHBF or its Affiliates. In the event that HHBF desires to sell any Membership Interest and such sale is not in connection with the sale of all or substantially all of the assets or capital stock of MedCath Incorporated, then the other Members shall first have an option to purchase such Membership Interest in accordance with the Right of First Refusal provided in Section 8.4. In addition, HHBF shall ensure that for the first five (5) years after the Hospital first opened for business and regularly conducted such business the stock of HHBF will not be sold to any Person or Entity that is not an Affiliate of MedCath Incorporated other than in connection with the sale of substantially all of the assets of MedCath Incorporated and thereafter, the Investor Members shall be given written notice of any proposed sale and shall have a right of first refusal to acquire the stock of HHBF should the owner intend to sell such stock other than in connection with the sale of substantially all of the assets of MedCath Incorporated, which right shall be exercisable for forty-five (45) days after the date the Investor Members receive notice of a proposed sale.

                  (b) The Investor Manager may not assign its rights to be a Manager herein. Upon the withdrawal or resignation of the Investor Manager, a substitute therefore who must be an Investor Member may be elected by a Majority Vote of Investor Members.

                  (c) Any resignation or withdrawal by a Manager as a manager shall not constitute such Manager's withdrawal as a Member.

         Section 8.2. Members' Right to Continue When Company has no Manager.
If at any time there is no remaining Manager, a meeting of the Members shall be held at the principal place of business of the Company within forty-five (45) days after the happening of such event to consider whether to continue the Company on the same terms and conditions as are contained in this Agreement (except that the Managers may be different) and to select a Manager for the Company, or whether to wind up the affairs of the Company, liquidate its assets and distribute the proceeds therefrom in accordance with Article VII hereof. The Company may be continued and a new Manager (who accepts such appointment) selected by the Members within ninety (90) days of the occurrence of the event described in Section 7.2(b) with respect to the last Manager. The new Manager shall execute, acknowledge, file or record (as appropriate) Articles of Organization and an Operating Agreement, or amendments to those documents, and such other documents as may be required by the Act. The continuance of the Company pursuant to the terms of this Section 8.2 is conditioned upon (i) any amendment required by the Act of the Articles of Organization to reflect the foregoing change and, if applicable, compliance by the Company with any notice provisions of the Act and (ii) delivery to the withdrawing Manager of an indemnification agreement by the Company, in form and substance reasonably satisfactory to the withdrawing Manager, indemnifying and holding the withdrawing Manager harmless against all future liabilities of the Company.

         Section 8.3. Relationship with Substitute Manager. The relationship of the Members to any Person that has either acquired the Membership Interest of HHBF or has been elected as a successor Manager as provided herein shall be governed by this Agreement. If such Person was not previously a Manager, then such Person, as Substitute Manager, shall have all the rights and powers of its predecessor Manager under this Agreement; provided, such Person assumes in writing the obligations of such Manager under this Agreement and any arising thereafter, and accepts and adopts all the terms and provisions of this Agreement in writing. The withdrawing Manager shall be liable for all of its covenants and obligations under this Agreement for all periods prior to its withdrawal until such liability is assumed by a Substitute Manager.

         Section 8.4. Members Who Are Not Managers - Restriction on Transfer. Except as otherwise set forth in this Section or in this Agreement, no Economic Interest and/or Membership Interest of an Investor Member or any portion thereof, shall be validly sold or assigned whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Company for any purpose, unless such Economic Interest and/or Membership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by HHBF to comply with requirements imposed by any federal or state securities regulatory authority and unless HHBF's consent is obtained. In no event, however, shall an Investor Member transfer or sell all or any of its Economic Interest and/or Membership Interest to any party which, if a Member, would be in violation of Section 5.10(b) hereof. Except as otherwise set forth in this Section or in this Agreement, an Investor Member may transfer, sell or assign its entire Economic Interest and/or Membership Interest if it has received the approval of HHBF, not to be unreasonably withheld, provided however: (a) the other Investor Members (on a pro rata basis of all such Investor Members desiring to do so) first for a period of fifteen (15) days, and thereafter the Company for a period of fifteen
(15) days shall have the right, but not the obligation, to purchase all, but not less than all, of the Economic Interest and/or Membership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Interests by a third-party (the "Right of First Refusal"), and (b) there shall have been filed with the Company a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Company in writing that it meets the investor suitability standards established by the appropriate state of residence, or, in the absence thereof, the investor suitability standards established by the Company. HHBF shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Any Member who is not a Manager that assigns all its Membership Interest shall cease to be a Member of the Company, except that unless and until a Substitute Member is admitted in his or her stead, such assigning Member shall retain the statutory rights of an assignor of a Membership Interest under the Act. Any Membership Interests acquired by the Company pursuant to Section 8.4 shall, subject to applicable law, be re-offered by the Company to suitable investors.

         Any dissolution, liquidation, merger (unless Investor Members or their Affiliates existing prior to such merger own at least fifty-one percent (51%) of the surviving entity after the merger or unless both parties to such merger are majority owned by parties who are Investor Members or their Affiliates prior to such merger) or sale of an Investor Member which is an Entity (a sale shall include a transfer of fifty percent (50%) or more of its ownership interests or of substantially all of its assets or any other transaction or series of related transactions intended to accomplish, in substance, a sale of such Entity) shall constitute an offer by such Investor Member to sell such Investor Member's Interest pursuant to Section 8.4 for the Formula Purchase Price (as defined in
Section 8.9 below).

         Section 8.5. Condition Precedent to Transfer of Economic Interest and/or Membership Interest. Notwithstanding anything herein to the contrary, no transfer of an Economic Interest and/or Membership Interest may be made if such transfer (a) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities laws; (b) if after such transfer the Company will not be classified as a partnership for federal income tax purposes; and (c) if when taken together with other prior transfers, results in a "termination" of the Company for federal income tax purposes. The Company may require, as a condition precedent to transfer of an Economic Interest and/or Membership Interest, delivery to the Company, at the proposed transferor's expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to HHBF that the transfer will not violate any of the foregoing restrictions.

         Section 8.6. Substitute Member - Conditions to Fulfill. No assignee of a Member's Membership Interest in the Company shall have the right to become a Substitute Member in place of its assignor unless, in addition to any other requirement herein, all of the following conditions are satisfied:

                           (a)      The Company has waived its right pursuant to
                  Section 8.4 to purchase the Membership Interest held by the assignee;

                           (b) The duly executed and acknowledged written instrument of assignment which has been filed with the Company sets forth that the assignee becomes a Substitute Member in place of the assignor;

                           (c) The assignor and assignee execute and acknowledge such other instruments as HHBF may deem reasonably necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement;

                           (d) The written consent of HHBF and a majority of the other Members to such substitution is obtained, which consent may be withheld in HHBF's or the other Members' sole and absolute discretion; and

                           (e) The payment by the assignee of all costs to the Company associated with the transaction, including but not limited to legal fees, transfer fees, and filing fees.

         Section 8.7. Allocations Between Transferor and Transferee. Upon the transfer of a Member's Economic Interest or Membership Interest, all items of income, gain, loss, deduction and credit attributable to the Economic Interest or Membership Interest so transferred shall be allocated between the transferor and the transferee in such manner as the transferor and transferee agree at the time of transfer; provided such allocation does not violate federal or state income tax law. If HHBF, in its sole discretion, deems such laws violated, then such allocation shall be made pro rata for the fiscal year based upon the number of days during the applicable fiscal year of the Company that the Economic Interest or Membership Interest so transferred was held by the transferor and transferee, without regard to the results of Company activities during the period in which each was the holder, or in such other manner as HHBF deems necessary to comply with federal or state income tax laws. Distributions as called for by this Agreement shall be made to the holder of record of the Economic Interest or Membership Interest on the date of distribution. Notwithstanding anything contained in this Agreement to the contrary, both the Company and HHBF shall be entitled to treat the assignor of any assigned Economic Interest or Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor in reliance on the Company records as they exist until such time as the written assignment has been received by, and recorded on the books of the Company. For purposes of this
Article VIII, the effective date of an assignment of any Economic Interest or Membership Interest shall be the last day of the month specified in the written instrument of assignment.

         Section 8.8. Rights, Liabilities of, and Restrictions on Assignee. No assignee of a Member's Economic Interest or Membership Interest shall have the right to participate in the Company, inspect the books of account of the Company or exercise any other right of a Member unless and until admitted as a Substitute Member. Notwithstanding HHBF's failure or refusal to admit an assignee as a Substitute Member, such assignee shall be entitled to receive the share of income, credit, gain, expense, loss and deduction and cash distributions provided hereunder that is assigned to it, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, the Company shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof shall have been satisfied. The Company's tax returns shall be prepared to reflect the interests of assignees as well as Members.

         Section 8.9. Death of a Member. Heirs of Members shall be entitled to inherit the Membership Interests of a deceased Member, provided that upon a Member's death such interests shall be automatically converted to an Economic Interest only in the Company until such heir agrees in writing to all of the terms and conditions of this Agreement and such other reasonable terms as may be established by HHBF as a condition to such heir becoming a Member, in which event such interest shall again become a Membership Interest in the Company. Notwithstanding the previous sentence, within one hundred twenty (120) days of the Company first learning of the death of a Member, the Company shall have the option to purchase the Membership Interest of the deceased Member, and the estate of the deceased Member shall be obligated to sell such Membership Interest to the Company, in accordance with the terms of this Section 8.9. The Company may exercise its option by giving written notice thereof to the estate of the deceased Member, or the appropriate representative thereof, within such one hundred twenty (120) day period. The purchase price for such Membership Interest shall equal the greater of (a) such deceased Member's Capital Account balance as of the last day of the calendar quarter most recently ended prior to such Member's death, or (b) five (5) multiplied by the net income (as reasonably determined by the Company's accountants) of the Company for the twelve (12) month period ending as of the calendar quarter most recently ended prior to the death of such Member multiplied by the percentage Membership Interest of such Member in the Company (the "Formula Purchase Price"). The purchase price shall be paid (the "Payment Method") in three (3) equal annual installments, the first third of which shall be paid upon the determination of the purchase price and the remaining two (2) installments of which shall be paid on the first and second anniversary of such date. The outstanding amounts due from the

Company to the estate of the deceased Member shall bear interest at Prime Rate as of the date of such Member's death. Accrued interest shall be paid as of the dates payments of principal are due as provided above.

         Section 8.10. Repurchase of Interests in Certain Event.

                  (a) In the discretion of HHBF, the Company may, but is not obligated to, repurchase a Member's Economic Interest or Membership Interest upon such Member's breach of the Member's obligations contained in Article III, Sections 5.10, 8.1(b), 8.4, 8.9, 12.1 and
         12.11 of this Agreement.

                  (b) Each Member agrees to sell its Membership Interest to the Company in the event HHBF elects to exercise the right of repurchase granted under Section 8.10(a) and the purchase price shall the lower of (x) the Capital Contribution of the Member less all amounts distributed to such Member by the Company, and (y) the fair market value of such Member's Membership Interest determined by an independent appraiser reasonably selected by HHBF.

         Section 8.11. Permissible Transfers by Investor Members. Notwithstanding anything in this Agreement to the contrary, an Investor Member may elect within thirty (30) days of acquiring a Membership Interest in the Company to assign its Membership Interest to a corporation, limited liability company or limited partnership formed and maintained for the sole purpose of holding such Membership Interest if such assignee is owned by the Investor Member or such assignee's owners are substantially identical to the owners of such Investor Member as long as such assignee and its Affiliates agree in writing to be bound by all the terms and conditions of this Agreement and HHBF first approves in writing the terms of all documents creating and constituting such Entity.

         Section 8.12. Special Provisions Regarding Withdrawal. Notwithstanding anything else contained in the Act or this Agreement, the withdrawal of an Investor Member from the Company shall be governed by and made only pursuant to the terms of this Section 8.12 and the withdrawal of HHBF shall be governed by
Section 8.1.

                  (a) Subject to this Section 8.12, an Investor Member may withdraw from the Company by giving written notice of such withdrawal to the Company at least six (6) months prior to the effective date of the withdrawal except that, during the first thirty six (36) months after an Investor Member is first admitted to the Company as a Member, such Investor Member shall not withdraw from the Company except as further permitted in subsections (b) or (c) below. Upon the effective date of a withdrawal, the Investor Member shall no longer be a Member in the Company and shall have the status as if he were only an assignee of a Member and shall be only an Economic Interest Owner to the extent the withdrawing Investor Member retains its Economic Interest. Except as expressly provided below, an Investor Member shall not be entitled to any distributions or to have its Economic Interest redeemed or to any other type of payment from the Company or any other Member as a result of the Investor Member's withdrawal. Except as otherwise expressly provided below, the Company shall have the option to redeem the Membership Interest of any Investor Member who has withdrawn from the Company for an amount equal to such withdrawn Investor Member's Capital Account balance as of the effective date of such withdrawal net of distributions to such withdrawn Investor Member after the effective date of such withdrawal. HHBF may exercise such option on behalf of the Company by causing it to tender the redemption price to the withdrawn Investor Member within three (3) months of the effective date of the withdrawal.

                  (b) If, by the end of the sixth (6th) month after an Investor Member is first admitted to the Company as a Member, the Company has not received a written commitment from a lender for the financing of the construction of the Hospital (which commitment shall contain commercially reasonable terms and shall be subject to negotiation of definitive loan agreements), such Investor Member may withdraw from the Company by providing written notice of such withdrawal to the Company within ten (10) days of that six (6) month anniversary. In such a case, the Membership Interest of the withdrawing Investor Member shall be redeemed by the Company for an amount equal to the Investor Member's Capital Contributions to the Company net of any previous distributions by the Company to such Investor Member.

                  (c) If, by the end of the eighteenth (18th) month after an Investor Member is first admitted to the Company as a Member, the Company has not commenced, or is not diligently pursuing, construction of the Hospital pursuant to a construction contract or series of related construction contracts to build the Hospital, such Investor Member may withdraw from the Company by providing written notice of such withdrawal to the Company within ten (10) days of that eighteen
         (18) month anniversary. In such a case and subject to (f) below, the Membership Interest of the withdrawing Investor Member shall be redeemed by the Company for an amount equal to the Investor Member's Capital Account balance as of that eighteen (18) month anniversary.

                  (d) If the Company receives notices of withdrawal from any Investor Member pursuant to subsection (c) above that would result, when aggregated with withdrawals previously made pursuant to subsection
         (b) above, in the withdrawal of Members holding at least twenty percent (20%) of the percentage Membership Interests in the Company held by Investor Members, at the election of HHBF, the Company may be dissolved and liquidated and no Investor Member will be entitled to withdraw or have its Membership Interest redeemed. HHBF shall make this election by written notice to the Investor Manager within thirty (30) days of the above referenced withdrawal notices.

                  (e) In the event an Investor Member withdraws from the Company pursuant to (b) or (c) above and is not and has not as of the withdrawal date been in breach of this Agreement, there shall be no "Tail Period" for the purposes of Section 5.10(b) of this Agreement with respect to the withdrawn Investor Member, it being acknowledged that if an Investor Member withdraws from the Company pursuant to subsection (a) above, there shall be a Tail Period as set forth in Section 5.10(b).

                  (f) In the event an Investor Member withdraws from the Company pursuant to (b) or (c) above and has not as of the withdrawal date been in breach of this Agreement, then such Investor Member shall simultaneously be released from the restrictions set forth in paragraph 7 of the Hospital Professional Services Agreement entered into by and among the Company, the Investor Member's medical practice and the owners of such medical practice.


                                   ARTICLE IX

                        RECORDS, ACCOUNTINGS AND REPORTS

         Section 9.1. Books of Account. At all times during the continuance of the Company, HHBF shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, income and losses, and all other records necessary for recording the Company's business and affairs including those sufficient to record the allocations and distributions required by the provisions of this Agreement.

         Section 9.2. Access to Records. The books of account and all documents and other writings of the Company, including the Articles of Organization and any amendments thereto, shall at all times be kept and maintained by HHBF or, if required by law, at the registered office of the Company. Each Member or its designated representatives shall, upon reasonable notice to HHBF, have access to such financial books, records and documents during reasonable business hours and may inspect and make copies of any of them. Each Member may receive by mail, upon written request to the Company and at such Member's cost, a list of the names and addresses of the Members and Economic Interest Holders and the percentage of Economic Interest held by each of them or such other information which may be obtained pursuant to requirements of the Act.

         Section 9.3. Bank Accounts and Investment of Funds.

                  (a) HHBF shall open and maintain, on behalf of the Company, a bank account or accounts in a federally insured bank or savings institution as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such Person or Persons as HHBF may from time to time designate.

                  (b) Any funds of the Company which HHBF may determine are not currently required for the conduct of the Company's business may be deposited with a federally insured bank or savings institution or invested in short-term debt obligations (including obligations of federal or state governments and their agencies, commercial paper, certificates of deposit of commercial banks, savings banks or savings and loan associations) as shall be determined by HHBF in its sole discretion.

         Section 9.4. Fiscal Year. The Fiscal Year and accounting period of the Company shall end on September 30 of each year.

         Section 9.5. Accounting Reports. As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end thereof, each Member shall be furnished an annual accounting showing the financial condition of the Company at the end of such fiscal year and the result of its operations for the fiscal year then ended, which annual accounting shall be prepared on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis and shall be delivered to each of the Members promptly after it has been prepared. It shall include a balance sheet as of the end of such Fiscal Year and statements of income and expense, each Member's equity, and cash flow for such Fiscal Year. At HHBF's election the Company shall either be audited or such annual accountings shall be either reviewed or compiled by a firm of independent certified public accountants engaged by HHBF on behalf of the Company. The report shall set forth the distributions to the Members for such Fiscal Year and shall separately identify distributions from (i) operating revenue during such Fiscal Year, (ii) operating revenue from a prior period which had been held as reserves, (iii) proceeds from the sale or refinancing of the Equipment, and (iv) unexpended proceeds received from the sale of Membership Interests. Following the opening of the Hospital, HHBF shall also cause to be prepared and distributed to the Members quarterly financial statements following HHBF's public announcement of its results for such quarter in a form and containing such information as reasonably determined by HHBF.

         Section 9.6. Tax Returns. HHBF shall cause income tax returns for the Company to be prepared, at Company expense, and timely filed with the appropriate authorities. As soon as is reasonably practicable, and in any event on or before the expiration of 75 days following the end of each Fiscal Year, each Member shall be furnished with a statement to be used in the preparation of the Member's tax returns, showing the amounts of any Profits or Losses allocated to the Member, and the amount of any distributions made to the Member, pursuant to this Agreement, along with a reconciliation of the annual report with information furnished to Members for income tax purposes.

                                    ARTICLE X

                      MEETINGS AND VOTING RIGHTS OF MEMBERS

         Section 10.1. Meetings.

                  (a) Meetings of the Members of the Company for any purpose may be called by HHBF, the Investor Manager or by Investor Members holding in the aggregate ten percent (10%) of the Membership Interests. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Such meetings shall be held in the Bakersfield, California area.

                  (b) A notice of any such meeting shall be given by mail, not less than fifteen (15) days nor more than sixty (60) days before the date of the meeting, to each Member at its address as specified in
         Section 12.7. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate that it is being issued at or by the direction of HHBF or by the Investor Members, as the case may be. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting.

                  (c) Each Member may authorize any Person or Persons to act for the Member by proxy in all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

         Section 10.2. Voting Rights of Members.

                  (a) Each Member shall take no part in or interfere in any manner with the control, conduct or operation of the Company, and shall have no right or authority to act for or bind the Company except as provided herein. Votes or decisions, to the extent taken or to be made, of the Members may be cast at any duly called meeting of the Company or in writing within ten (10) days after written request therefor. Each Member shall be entitled to the number of votes equal to the percentage Membership Interest of such Member.

                  (b)      No Member shall have the right or power to vote to:
         (i) withdraw or reduce the Member's Capital Contributions except as a result of the dissolution and liquidation of the Company or as otherwise provided by law or this Agreement; (ii) bring an action for partition against the Company; (iii) cause the termination and dissolution of the Company by court decree or otherwise, except as set forth in this Agreement; or (iv) demand or receive property other than cash in return for its Capital Contributions.


                                   ARTICLE XI

                                   AMENDMENTS

         Section 11.1. Authority to Amend by Managers. Except as otherwise provided by Section 11.2, this Agreement and the Articles of Organization of the Company may be amended by HHBF with the approval of the Investor Manager which approval shall not be unreasonably withheld or delayed:

                  (a) To admit additional Members or Substitute Members but only in accordance with and if permitted by the other terms of this Agreement;

                  (b) To preserve the legal status of the Company as a limited liability company under the Act or other applicable state or federal laws if such does not change the substance hereof, and the Company has obtained the written opinion of its counsel to that effect;

                  (c) To cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to clarify any provision of this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

                  (d) To satisfy the requirements of the Code and Regulations with respect to limited liability companies or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the Membership Interests of Members and is necessary or appropriate in the written opinion of counsel. Any amendment under this subsection (d) shall be effective as of the date of this Agreement;

                  (e) To the extent that it can do so without materially reducing the economic return on investment in the Company to any Member, to satisfy any requirements of federal or state legislation or regulations, court order, or action of any governmental administrative agency with respect the operation or ownership of the Hospital;

                  (f) Subject to the terms of Section 2.5, to extend the term of the Company; and

                  (g) Upon written notice to all Members, HHBF may elect to expand the number of Managers up to nine (9) so that the Managers can serve as the governing body of the Hospital. In such event, the Managers shall include, in addition to HHBF or its designee, the president or chief executive officer of the Hospital who shall be designated by HHBF and three (3) additional Managers elected from time to time by the Investor Members one of whom must be the medical director of the hospital. The remaining Managers shall be elected from time to time by HHBF. HHBF may delegate to such governing body such duties and responsibilities of HHBF as HHBF deems necessary or appropriate. Notwithstanding the foregoing, in the event the number of Managers is expanded, the Investor Members shall continue to have the right to elect an Investor Manager who shall be designated to make decisions which are specifically authorized to be made by the Investor Manager under this Agreement and HHBF shall continue to have the right to make decisions with respect to matters which are reserved for HHBF at the time the number of Managers is so expanded.

                  Subject to and in accordance with the requirements of the accreditation requirements of JCAHO, the governing body shall be responsible for adopting and approving the Hospital's and medical staff's bylaws except that the governing body's approval of such bylaws shall be conditioned upon the approval thereof by a majority of the Managers designated hereunder by the Investor Members.

         Section 11.2. Restrictions on Managers' Amendments: Amendments by Investor Members. Except as provided in Section 11.1, amendments to this Agreement shall be made only upon the consent of HHBF and with a Majority Vote of Investor Members. Except as set forth in this Section 11.2, no amendment shall be made pursuant to Section 11.1 which would materially and adversely affect the federal income tax treatment to be afforded each Member, materially and adversely affect the Membership Interests and liabilities of each Member as provided herein, materially change the purposes of the Company, extend or otherwise modify the term of the Company, or materially change the method of allocations and distributions as provided in Article VI and Article VII.

         Section 11.3. Amendments to Certificates. In making any amendments to this Agreement, there shall be prepared, executed and filed for recording by HHBF such documents amending the Articles of Organization as required under the Act.


                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1. Limited Power of Attorney. Upon the execution hereof, each Member hereby irrevocably constitutes and appoints HHBF as its true and lawful attorney in the Member's name and on the Member's behalf to take at any time all such action which HHBF is expressly authorized to perform, or which a Member is expressly required to perform, under this Agreement; provided that HHBF shall give written notice at least five (5) days in advance of executing any document on behalf of a Member pursuant to this Section 12.1.

         Section 12.2. Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.

         Section 12.3. Interpretation and Construction. This Agreement contains the entire agreement among the Members and any modification or amendment hereto must be accomplished in accordance with the provisions of Article XI and Article
XII. Where the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision thereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

         Section 12.4. Governing Law; Judicial Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its conflict of law rules. The parties hereby agree to designate the state courts having jurisdiction over the Bakersfield, California area to be the appropriate venues for the resolution of any disputes arising under this Agreement and specifically submit themselves to those courts for this purpose.

         Section 12.5. Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.

         Section 12.6. Binding on Successors. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, distributees, legal representatives, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         Section 12.7. Notices and Delivery.

                  (a) To Members. Any notice to be given hereunder at any time to any Member or any document reports or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to the Member at such times as the Member shall by notice to the Company have designated as the Member's address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in Article IV hereof. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is mailed, as the case may be.

                  (b) To the Company. Any notice to be given to the Company hereunder shall be delivered personally or mailed to the Company, by certified mail, postage prepaid, addressed to the Company at its registered office. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.

         Section 12.8. Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the Company and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.

         Section 12.9. Statutory Provisions. Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.

         Section 12.10. Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing its relationship with the Company or such party's interest in the Equipment held by the Company from the interests of other Members until the end of the term of both this Company and any successor company formed pursuant to the terms hereof.

         Section 12.11. Change In Law. If due to any new law, rule or regulation, or due to an interpretation or enforcement of any existing law, rule or regulation, health care counsel reasonably selected by HHBF determines in writing that it is reasonably likely that the relationships established between any of the parties to this Agreement including any of their Affiliates and/or successors or assigns will not comply with any law, rule, regulation or interpretation thereof ("Applicable Law"), then the parties hereto hereby agree first, to negotiate in good faith to restructure the relationships established under this Agreement so as to bring them into compliance with such applicable laws while at the same time preserving the material benefits of each of the parties hereto. In the event that a specific proposal for the restructuring of this Agreement is approved by HHBF and a Majority Vote of Investor Members, such restructured agreement shall become binding upon all Members of the Company. Second, in the event that within forty-five (45) days following the Company's receipt of legal advice in writing from such health care counsel regarding Applicable Law the parties hereto are unable to negotiate an acceptable restructuring of their relationship, then HHBF shall have the option, within the following forty-five (45) day period, to purchase the Membership Interests of some or all of the Investor Members whose ownership is involved with such noncompliance with Applicable Law for a purchase price equal to the greater of:

(a) the Formula Purchase Price or (b) the amount of the Capital Contribution made by each such Member to the Company together with interest thereon computed at the Prime Rate as of the date of this Agreement from the date of such contribution through the date upon which HHBF pays all amounts due under the terms of this Section 12.11. For these purposes, distributions to the Members by the Company shall be treated as payments by HHBF. Such purchase price shall be paid in accordance with the Payment Method. Third, in the event that HHBF does not exercise its option to purchase Membership Interests of a Member whose ownership causes the Company not to be in compliance with Applicable Law, such Members may elect in writing within the following forty-five (45) day period, to require that the Company be dissolved, in which event the Company shall be dissolved in accordance with the terms of this Agreement.

         Section 12.12. Investment Representations of the Members.

                  (a) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby represents and warrants to the Company and to the Members that such Member has acquired such Member's Membership Interest in the Company for investment solely for such Member's own account with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest, including an Economic Interest, and without the financial participation of any other Person in acquiring such Membership Interest in the Company.

                  (b) Each Member or individual executing this Agreement on behalf of an entity which is a Member hereby acknowledges that such Member is aware that such Member's Membership Interest in the Company has not been registered (i) under the Securities Act of 1933, as amended (the "Federal Act"), (ii) under applicable California securities laws, or (iii) under any other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Company and by the Members as the basis for the exemption of the Members' Membership Interest in the Company from the registration requirements of the Federal Act and from the registration requirements of applicable California securities laws and all other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member's Membership Interest, including an Economic Interest in the Company to any Person unless and until the provisions of this Agreement hereof have been fully satisfied.

                  (c) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that prior to his execution of this

         Agreement, such Member received a copy of this Agreement and that such Member has examined this Agreement or caused this Agreement to be examined by such Member's representative or attorney. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby further acknowledges that such Member or such Member's representative or attorney is familiar with this Agreement and with the Company's business plans. Each Member or individual executing this Agreement on behalf of an Entity which is a Member acknowledges that such Member or such Member's representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Member to make an informed investment decision and that such Member does not desire any further information or data relating to the Company or to the Members. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that such Member understands that the purchase of such Member's Membership Interest in the Company is a speculative investment involving a high degree of risk and hereby represents that such Member has a net worth sufficient to bear the economic risk of such Member's investment in the Company and to justify such Member's investing in a highly speculative venture of this type.

         Section 12.13. Decisions by Investor Manager. Each of the Investor Members hereby authorize the Investor Manager to make the decisions to be made by the Investor Manager hereunder and hereby release and hold harmless the Investor Manager from any and all claims, liabilities, losses or damages which any of them may have now or in the future resulting from any decision made by the Investor Manager hereunder unless due to the gross negligence or willful misconduct of the Investor Manager.

         Section 12.14. Referrals to Hospital and Ownership of Shares of Common Stock of MedCath Incorporated. Each Investor Member agrees that if in the reasonable opinion of health care counsel to HHBF, referrals of patients to the Hospital by the Investor Member or ownership of shares of common stock in MedCath Incorporated by the Investor Member would cause or constitute a violation of any federal or state law, rule or regulation, then, as applicable,

         (a)      the Investor Member shall not refer patients to the Hospital;
and

         (b) the Investor Member shall not acquire, nor continue to own any of shares of common stock of MedCath Incorporated.

         Section 12.15. Exhibits. The Exhibits to this Agreement, each of which is incorporated by reference, are:

         EXHIBIT A:  Articles of Organization.
         EXHIBIT B:  Information Exhibit.
         EXHIBIT C:  Glossary of Terms.

         EXHIBIT D:  Development Budget Exhibit.
         EXHIBIT E:  Regulatory Allocations.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the following execution page(s), to be effective as of the date described in
Article II.


                  [EXECUTIONS APPEAR ON THE FOLLOWING PAGE(S)]

                                 EXECUTION PAGE
                                     TO THE
                               OPERATING AGREEMENT
                                       OF
                            HEART HOSPITAL OF BK, LLC
                   A NORTH CAROLINA LIMITED LIABILITY COMPANY



For the purpose of acknowledging and agreeing to be bound by the terms of
Section 5.10 hereof, the undersigned Affiliates of the Members other than HHBF hereby execute this Operating Agreement.


                                      E-1